Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 3, 2014, by and between Carbonite, Inc. (the “Company”) and Mohamad Ali (“Executive”). This Agreement supersedes all previous agreements, promises, representations, understandings and negotiations between the parties, whether written or oral, with respect to the subject matter hereof.

WHEREAS, the Company desires to employ Executive as Chief Executive Officer and President of the Company on the terms set forth herein and Executive desires to be so employed.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree to enter into this Executive Employment Agreement as of the date hereof as follows:

1. Employment Term. Your start date will be December 3, 2014 (“Start Date”). Your employment with the Company shall continue until terminated in accordance with Section 8 hereof. The term of your employment with the Company will be referred to as your “Employment Term.”

2. Position and Duties. During the Employment Term, you will be employed as Chief Executive Officer and President of the Company, reporting directly to the Board of Directors of the Company (the “Board”), with such customary responsibilities, duties and authority of a Chief Executive Officer of a company of similar size and nature and such other duties and responsibilities as may be assigned to you by the Board from time to time that are reasonably consistent with your position. You will be appointed to the Board on the Start Date and, each year during the Employment Term, you will continue to be nominated to the Board and the Company will use its commercially reasonable efforts to support your election to the Board. During the Employment Term, and excluding any periods of Disability (as defined in Section 8(c)), vacation, holidays or sick leave to which you are entitled, you will devote substantially all of your business time and attention to the business and affairs of the Company and its subsidiaries; provided, however, you may: (a) with the prior written approval of the Board, serve as a member of board of directors or advisory boards (or their equivalents in the case of a non-corporate entity), provided, however, the Company acknowledges and consents to your current board directorship with City National Corporation and acknowledges and agrees with your desire to serve on a second board (which specific request the Board will promptly consider once the board is identified); and (b) participate in social, charitable, civic and investment activities (including service as an officer or director of an entity related to such activities) and (c) deliver lectures or fulfill speaking engagements; provided such activities do not individually or in the aggregate conflict with your duties hereunder or create an actual or potential breach of fiduciary duties. Your principal place of employment shall be Boston, Massachusetts.

3. Base Salary. During the Employment Term, your annualized base salary will be $375,000 (your base salary, as adjusted from time to time in accordance with this Section 3, shall be referred to herein as the “Base Salary”), payable semi-monthly in accordance with the Company’s regular payroll practices. Your Base Salary will be reviewed at least annually (beginning with the review following calendar year 2015) by the Board for increase in its sole discretion.

4. Annual Target Bonus. During the Employment Term, you will be eligible to receive an annual cash bonus, with a target range of 0% to 200% of Base Salary (“Annual Target Bonus”), based on the achievement of certain annual performance objectives and goals (“Performance Metrics”).

(a) The Performance Metrics for your Annual Target Bonus will be set annually by the Board. You will be given an opportunity to provide reasonable input to the Board in connection with setting the Performance Metrics each year.

(b) Your Annual Target Bonus earned, if any (the “Annual Bonus”), shall be paid no later than the calendar year following the year in which the Annual Target Bonus was earned, consistent with the payment of bonuses to senior executives of the Company.

(c) In addition, in order to help offset the loss of compensation that you will forfeit by leaving your prior employer and accepting employment with the Company, you will receive a sign-on bonus of $500,000, which will be paid no later than December 31, 2014. If, within one year after the Start Date, you voluntarily terminate employment with the Company for a reason other than Good Reason (as defined below in Section 9(e)), Disability, or death, or the Company terminates your employment for Cause (as defined below in Section 9(d)), you agree to repay to the Company a pro-rata portion of the sign-on bonus based on the remaining number of calendar days from your date of termination to the one year anniversary of the Start Date.

The payment dates are designed to comply with Section 409A of the Internal Revenue Code (the “Code”). Consistent with Treas. Reg. Section 1.409A-3(d), at the Company’s discretion, payment may be made up to thirty (30) days prior to such payment date.

5. Equity Compensation

(a) Restricted Stock Units. In connection with the commencement of the Employment Term and subject to Board approval, the Company will, pursuant to its 2011 Equity Award Plan (the “Plan”), grant you 450,000 Restricted Stock Units (the “RSUs”). The Company will recommend that 50,000 of such RSUs (the “1 Year RSUs”) shall vest on December 31, 2015, and 400,000 of such RSUs (the “4 Year RSUs”) shall vest as to 25% of shares on the first anniversary of the Start Date with the balance of the shares vesting in equal quarterly installments over the next 36 months, subject in each case to your continuing employment with the Company through the applicable vesting date. The RSUs shall be subject to all of the terms and conditions of the Plan and the applicable award documents and agreements thereunder.

(b) Performance-Vested Options. In connection with the commencement of the Employment Term and subject to Board approval, the Company will, pursuant the Plan, grant you an incentive stock option to purchase 250,000 shares of Common Stock of the Company (the “Performance-Vested Option”) at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board based on the closing price of the Company’s Common Stock as reported by the NASDAQ Global Market. The Performance-Vested Option shall vest on the first (1st) day after the completion of a Trading Period, as defined herein, in which the Common Stock of the Company has traded at a price per share (each a “Target Price”) of $15.00 with respect to 25% of the shares, $17.50 with respect to 25% of the shares, $20.00 with respect to 25% of the shares and $22.50 with respect to 25% of the shares. “Trading Period” means a period of twenty (20) consecutive days in which the Company’s Common Stock has reached a Target Price, based upon the closing price of the Company’s

Common Stock as reported by the NASDAQ Global Market, provided that in the case of a Change of Control (as defined in the Plan) the “Trading Period” shall mean the business day immediately prior to the effectiveness of the Change of Control. Vesting for the Performance-Vested Option shall be subject in each case to your continuing employment with the Company through the applicable vesting date. The Performance-Vested Option shall be subject to all of the terms and conditions of the Plan and the applicable award documents and agreements thereunder.

(c) Accelerated Vesting. The Company will recommend the following accelerated vesting schedules:

(i) all unvested 1 Year RSUs shall be fully accelerated upon the first to occur of (A) a Change of Control (as defined in the Plan), or (B) termination of your employment with the Company without Cause or your resignation for Good Reason;

(ii) the portion of the 4 Year RSUs and the unvested shares subject to all outstanding annual equity grants, if any, that would have vested during the twelve (12) month period following the date of termination or Change of Control, as applicable, shall be fully accelerated upon the first to occur of (A) a Change of Control, or (B) termination of your employment with the Company without Cause or your resignation for Good Reason; and

(iii) the balance of the 4 Year RSUs and the unvested shares subject to all outstanding annual equity grants, if any, shall be fully accelerated upon the occurrence of either (A) termination of your employment with the Company without Cause or your resignation for Good Reason within one (1) year following or three (3) months prior to a Change of Control; provided that for the avoidance of doubt there shall be no acceleration if your employment is terminated with the Company followed by an offer of employment by the acquirer in the Change of Control which contains substantially the same annual compensation opportunity, the same or greater Base Salary, substantially the same title, job responsibilities and duties, and substantially the same severance protection, as you had immediately prior to such Change of Control, or (B) the first anniversary of a Change of Control, provided that you are employed with the Company or the acquirer in such Change of Control on such first anniversary date.

(d) Annual Equity Grant. During the Employment Term, subject to Board approval, at the regularly scheduled Board meeting in first quarter 2016, you will be entitled to receive an annual equity grant of: (i) 75,000 RSUs (“Annual RSU Grant”), and (ii) an incentive stock option to purchase 100,000 shares of Common Stock of the Company at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board based on the closing price of the Company’s Common Stock as reported by the NASDAQ Global Markets (“Annual Option Grant”, together with the Annual RSU Grant, “Annual Equity Grants”). The Annual Equity Grants shall vest as determined by the Board consistent with the vesting schedule adopted for the Senior Management of the Company. The Annual Equity Grants shall be subject to all of the terms and conditions of the Plan and the applicable award documents and agreements thereunder.

6. Employee Benefits.

(a) Benefit Plans. During the Employment Term, you will be entitled to participate in any Company employee benefit plans or programs as may from time to time be made available to senior executives or other employees of the Company. Your eligibility for, and benefits under, all such programs are determined under the terms of those programs, but in no event will they be less favorable than for other employees generally of the Company. The Company’s benefits programs, compensation programs, and policies are reviewed from time to time and may be modified, amended or terminated at any time by the Company.

(b) Holidays. During the Employment Term, you will be entitled to participate in the paid holidays observed by the Company.

(c) Expense Reimbursement. During the Employment Term, the Company will reimburse you for all reasonable business expenses incurred by you in the performance of your duties to the Company in accordance with the Company’s expense reimbursement policy.

7. Tax Withholding. All payments by the Company to you hereunder shall be subject to federal, state and local tax withholding as reasonably determined by the Company pursuant to applicable law and regulation.

8. Indemnification/D&O Insurance. The Company shall: (a) indemnify you to the maximum extent allowed under Delaware law and the Company’s by-laws, and (b) provide coverage for you under a directors’ and officers’ liability insurance policy on terms that are no less favorable than provided to any other officer or director of the Company.

9. Termination of Employment.

(a) By the Company. Subject to Section 9(d), the Company may terminate your employment immediately upon delivering written notice to you with or without Cause.

(b) By You. You may terminate your employment with or without Good Reason by giving at least thirty (30) days’ written notice to the Company.

(c) Death or Disability. Your employment will automatically terminate upon your death or “Disability” (Disability shall mean your inability to perform, with reasonable accommodation, the essential functions of your position for a period of 90 consecutive days or a total of 180 days in any 360 consecutive day period due to mental or physical incapacity, and determined by an independent physician, selected by joint agreement by you and the Company.

(d) Cause. For purposes of this Agreement, “Cause” means:

(i) willful misconduct in connection with your employment with the Company or your willful failure to substantially perform your responsibilities in the best interest of the Company, as determined by the Board; which failure is not cured within 30 days after notice of such failure from the Board.

(ii) conviction of, or a pleading of guilty or nolo contendre to, a felony other than an act involving a traffic related infraction;

(iii) any act of fraud, theft, embezzlement or other material dishonesty by you which harmed the Company;

(iv) your violation of the material terms of this Agreement, which violation is not cured within 30 days after notice of such violation from the Board, or your violation of the Company’s standard confidentiality, invention assignment and/or non-competition agreement;

(v) your violation of a federal or state law or regulation applicable to the Company’s business or violations of the regulations or requirements of an applicable securities exchange, which, in either case, was or is reasonably likely to be injurious to the Company; or

(vi) your repeated failure to carry out the duties and obligations of your position with the Company (other than due to a Disability) or to carry out or comply with any lawful directive of the Board consistent with the terms of this Agreement, which failure is not cured within 30 days after notice of such failure from the Board.

Termination for Cause shall be determined by the Board or a committee of the Board designated by the Board to make such determination.

(e) Good Reason. For purposes of this Agreement, “Good Reason” means your resignation from employment after written notice to the Company of the occurrence of any of the following without your express written consent:

(i) any reduction in your Base Salary without your consent (other than a proportional reduction as part of a generalized reduction in the base salaries of senior management of the Company not to exceed 10% of Base Salary then currently in effect);

(ii) any material adverse change in the scope of your authority, duties or responsibilities, including, without limitation, being the chief executive officer; or

(iii) the relocation of the your principal office location to a facility or location that is more than twenty five (25) miles away from Boston, Massachusetts without your consent; or

(iv) a material breach by the Company of its material obligations under Section 3, Section 4 or Section 5 hereof.

You may resign from your employment for Good Reason so long as (A) you tender your written resignation to the Board within thirty (30) days after your actual knowledge of the occurrence of the event that forms the basis for your resignation for Good Reason, (B) your resignation notice describes in reasonable detail your objection to any of the matters described in this Section 9(e) and provides the Company an opportunity to cure such action or breach within thirty (30) calendar days after receiving your written resignation, and (C) you actually terminate your employment within ten (10) business days of the expiration of such thirty (30) day period.

10. Obligations of the Company Upon Termination. Within thirty (30) days following termination of your employment for any reason, you (or your estate) shall be entitled to receive a lump sum payment equal to your earned but unpaid Base Salary through the date of termination, any bonus if declared or earned but not yet paid for a completed fiscal year, any expenses owed to you, and any amount arising from your participation in, or benefits under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, “Accrued Obligations”). In addition to the Accrued Obligations, if at any time following the date of this Agreement your employment or this Agreement is terminated by the Company without Cause or your resign your employment for Good Reason, you will be entitled to receive severance equal to twelve (12) months of your Base Salary and an amount equal to twelve (12) times the monthly amount that the Company paid for you and your family’s participation in the Company’s health insurance plan during the month immediately preceding the termination date. Such severance payments will be made in accordance with the Company’s then current payroll practices throughout the twelve (12) month severance period. The foregoing and any rights you have under the equity compensation provisions of this Agreement or the Plan shall be your sole and exclusive remedy and in lieu of any other rights or remedies to which you may otherwise be entitled, whether at law, tort or contract, in equity or under this letter agreement upon or with respect to such termination of employment. Further, the receipt of any severance hereunder will be subject to you signing and not revoking a waiver of claims and general release in substantially the form attached hereto as Exhibit A (the “Release”), as such waiver may be modified from time to time to provide the broadest form of release and waiver of claims given the current state of the law. If within forty-five (45) days following your termination date, you do not either (i) execute the Release or (ii) you are solely responsible for the Release not becoming effective and irrevocable, you will forfeit all rights to any severance payments hereunder. In no event will severance payments be paid or provided unless and until the Release becomes effective. If such Release does become effective and irrevocable within forty-five (45) days following your termination date, the first installment payment of any severance payable to you hereunder shall include a catch-up payment for any amounts that would have otherwise been payable during such 45-day period but for this Release requirement. Except as otherwise expressly provided herein or in the Plan, you shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company after the termination of employment and all of your rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the date of termination of employment shall cease and be forfeited upon such termination, other than those expressly required under applicable law (such as COBRA).

11. No Mitigation. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement.

12. Return of Materials. Upon termination of your employment with the Company, you shall promptly return all the Company property, including all copies of written or electronic (including, but not limited to, computer software, video and audio) material or documents in your possession obtained as a result of your employment with the Company that relate to the business activities of the Company including, without limitation, all client related information, and materials furnished to you during your employment (including but not limited to keys, computers, electronic communication devices, files and identification cards), and agree not to destroy or delete any the Company property. In addition, you agree that upon the termination of your employment, you will provide the Company with access to all passwords (including with respect to protected files) and similar information which will be necessary for the Company to access materials on which you worked or which you received, or to otherwise continue in its business. Notwithstanding the foregoing, nothing in here shall prohibit you from retaining, at any time, your personal correspondence, personal rolodex and documents related to your own personal benefits, entitlements and obligations.

13. Restrictive Covenants.

(a) As a condition to the effectiveness of this Agreement, you must sign and return the Company’s standard Confidentiality, Invention Assignment and Non-Competition Agreement attached hereto as Exhibit B.

(b) The Company acknowledges and agrees, that, notwithstanding the provisions of Section 3.1.c of Exhibit B, you shall be permitted to work for a company or a subsidiary, division or unit of a company (collectively, an “Applicable Entity”), if that Applicable Entity does not derive 25% or more of its consolidated revenues from a business that would be restricted under Section 3.1.c (“Restricted Businesses”). If the Applicable Entity derives less than 25% of its consolidated revenues from a Restricted Business, you shall only be permitted to work for such Applicable Entity if you do not provide advice or any services with respect to any Restricted Business conducted by the Applicable Entity.

(c) Notwithstanding the provisions of Exhibit B, nothing therein shall prohibit you from (i) disclosing information that has been or is hereafter made public through no act or omission of you in violation of this Agreement or any other confidentiality obligation or duty owed the Company and through no act or omission of any other person which, to your knowledge, has any legally binding confidentiality obligation or duty to the Company, (ii) disclosing information and documents to your attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, personal rolodex and documents related to his own personal benefits, entitlements and obligations.

14. No Other Agreements/Obligations. You represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected services. Additionally, you have disclosed the relevant restrictive covenant provisions of your current employment agreement to the Company and the Company hereby confirms your representation with respect such relevant provisions.

15. Successors and Assigns. The Company may assign its rights under this Agreement to any successor to its business (by acquisition of substantially all of the Company’s assets or otherwise), provided that such successor entity expressly assumes in writing this Agreement and all obligations and undertakings of the Company hereunder. You may not assign your rights or delegate your duties under this Agreement without the prior written consent of the Company. You understand and agree that this Agreement shall be binding upon and inure to the benefit of the Company and its legal representatives, successors and assigns. You also understand and agree that this Agreement shall be binding upon and inure to the benefit of your heirs and executors or administrators.

16. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:	at such home address as most currently appears in the records of the Company.

With a copy to	Robert M. Lia, Esq.
Boies, Schiller and Flexner LLP
575 Lexington Avenue, 7th Floor
New York, NY 10022

If to the Company:	Carbonite, Inc.
2 Avenue de Lafayette, 6th Floor
Boston, MA 02110
Attn: General Counsel

With a copy to	Susan E. Pravda, Esq.
Foley & Lardner LLP
111 Huntington Avenue
Boston, MA 02199

or to such other address as any of the parties shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective upon the earlier of actual receipt by the addressee or the fifth day following placement with the United States postal service or overnight courier.

17. Entire Agreement. This Agreement, and the agreements expressly referred to herein, contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only in a writing signed by the parties.

18. Severability. If any provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

19. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts and the appellate courts having jurisdiction of appeals in such courts.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered via facsimile or electronic file shall be the same as original signatures.

21. Legal Fees. The Company shall pay or reimburse you for all reasonable and documented legal fees, not to exceed $10,000, incurred by you in connection with the negotiation of this Agreement and any other agreements related to your employment arrangement with the Company.

22. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties’ post-termination obligations, including, without limitation, the provisions of Sections 5, 8, 10, 12 and 13 shall survive any termination or expiration of this Agreement or the termination of your employment for any reason whatsoever.

23. Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 20, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), your payments and benefits under this Agreement will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent as necessary which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. For purposes of determining the after-tax value of the benefits, you shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate in the calendar year in which the determination is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of your domicile for income tax purposes on the date on which the determination is to be made. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of cash payments in reverse chronological order (i.e., the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced), (2) cancellation of equity awards granted within the twelve-month period prior to a “change of control” (as determined under Code Section 280G) that are deemed to have been granted contingent upon the change of control (as determined under Code Section 280G), in the reverse order of date of grant of the awards (i.e., the most recently granted equity awards will be cancelled first), (3) cancellation of accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first) and (4) reduction of continued employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will you have any discretion with respect to the ordering of payment reductions.

Unless the Company and you otherwise agreeing in writing, then any determination required under this Section 23 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 23, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, including, without limitation, the impact of all post-employment restrictive covenants applicable to you. The Company and you will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 23. The Company will bear all costs for fees related to the Accountants’ services in connection with any calculations contemplated by this Section 23.

24. Code Section 409A.

(a) It is intended that this Agreement will comply with Code Section 409A (and any regulations and guidelines issued thereunder) to the extent this Agreement is subject thereto, and this Agreement shall be interpreted on a basis consistent with such intent. In no event shall the Company or its affiliates be liable for any interest, tax or penalty imposed on you for a failure to comply with Code Section 409A.

(b) Notwithstanding any provision to the contrary in this Agreement, if you are deemed on the date of your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1 (i)), then with regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B) (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of your “separation from service” and (ii) the date of your death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by the Company constitute a breach of the Company’s obligations under this Agreement.

(c) For all purposes under this Agreement, reference to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (as determined under Treas. Reg. Section 1.409A-1 (h), as uniformly applied by the Company) with the Company.

(d) For purposes of Section 409A, your right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Any other provision of this Agreement to the contrary notwithstanding, in no event shall any payment or benefit under this Agreement that constitutes nonqualified deferred compensation for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(e) To the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which you participate during the term of your employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), and if there are any payments due to you that are (i) nonqualified deferred compensation subject to Code Section 409A, (ii) conditioned on you signing and not revoking the Release, and (iii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

*        *        *         *

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CARBONITE, INC.

By:	/s/ Todd Krasnow
Name: Todd Krasnow

By:	/s/ Mohamad Ali
Name: Mohamad Ali